Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President and Chief Financial Officer (858) 202-7848

PETCO Reports Third-Quarter Fiscal 2005 Results

•	Net sales grow 8% to $492 million

•	Comp sales increase 1.5%, towards the higher end of the Company’s guidance

•	Net earnings, including hurricane costs and markdowns, of $0.23 per diluted share

•	Services sales increase 22%

SAN DIEGO, Nov. 22, 2005 – PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported financial results for the third quarter ended Oct. 29, 2005. The Company also provided updated financial guidance for the fourth quarter and full fiscal year 2005.

Third Quarter Results

Net sales in the third quarter of fiscal 2005 were $492.3 million, an increase of 8.1% over the third quarter of 2004. Comparable store net sales for the period increased 1.5%, on top of a 7.0% increase in the prior year’s third quarter. Sales in the Company’s services business increased 22% over the same period last year.

Gross profit margin was 31.6%, compared with 35.4% in the same period last year. The slower than planned growth in sales, particularly in higher margin supplies, was a key factor in this decline. Slower sales growth led to an increase, as a percentage of sales, in fixed costs such as occupancy and distribution-related costs and led to greater than planned markdowns taken following the completion of the Company’s remerchandising initiative.

SG&A expenses as a percentage of net sales decreased by approximately 30 basis points. Savings in G&A offset planned increases in store payroll expenses and in advertising expenses.

Operating income for the third quarter of fiscal 2005 was $25.4 million, or 5.2% of net sales, compared with $39.5 million in the prior-year period.

Costs related to the hurricanes that struck the Gulf Coast and Florida during the quarter reduced net earnings by an estimated $0.01 to $0.02 per diluted share. The above mentioned greater than expected markdowns adversely affected earnings by an estimated $0.03 to $0.04 per diluted share.

Including the impact of the hurricanes and the markdowns, net earnings for the third quarter of fiscal 2005 were $13.2 million, or $0.23 per diluted share, compared with net earnings of $21.0 million, or $0.36 per diluted share, in the year-earlier period.

“Sales and customer traffic improved progressively during the quarter, as comparable store sales increased 1.5%, towards the higher end of the Company’s guidance, reflecting the contribution of our new marketing efforts, as well as the benefits of stabilizing gas prices,” said PETCO Chief Executive Officer James M. Myers. “While recent indicators are encouraging, the macro-economic environment remains uncertain, and we therefore are maintaining a cautious outlook for the fourth quarter.”

“Over the longer term, we are well positioned to benefit from the continued expansion of the entire pet category,” he said. “We are focused on strong execution of our strategies and our investments to deliver value to our customers, expand PETCO’s market share and leadership position, and generate long-term value for our shareholders.”

Year-to-Date Results

Net sales year-to-date were $1.5 billion, an increase of 10.2% from the same period last year. Comparable store net sales increased 3.0% on top of a 6.7% increase in the prior year.

Net earnings year-to-date were $48.4 million, or $0.83 per diluted share, compared with net earnings of $56.1 million, or $0.96 per diluted share, in the prior-year period.

Year-to-date results for 2005 include an after-tax charge of $1.5 million, or approximately $0.03 per diluted share, for debt retirement costs associated with the repurchase of $14.7 million of the Company’s 10.75% senior subordinated notes in the first quarter.

Excluding this item, pro forma net earnings for the first three quarters of fiscal 2005 were $49.9 million, or $0.85 per diluted share.

The Company generated sufficient operating cash flow year to date to fund $105 million of capital expenditures re-invested in the business.

Store Expansion Program

PETCO opened 25 new stores in the third quarter of fiscal 2005. The addition of 19 new stores during the period, net of relocations and closings, increased the store base to 771 locations. PETCO continued its ongoing program to refresh its stores, remodeling 20 stores into its Pisces format in the third quarter. The Company opened five Doggie Day Camps in its stores in the quarter, and now operates a total of 10 camps.

Year to date, PETCO has opened 75 new stores, or 55 stores net of relocations and closings, and remodeled 49 stores into its Pisces format. In the fourth quarter, the Company expects to complete its 2005 plan to open 90 new stores, or approximately 65 stores net of relocations and closings, and to remodel 50 stores. The Company expects to open the previously announced regional distribution center in Orlando in December.

Outlook for the Fourth Quarter and Full Fiscal Year 2005

PETCO currently expects fourth quarter results to reflect modest comparable sales growth, as well as the associated de-leverage of fixed costs such as occupancy and distribution-related costs, and the continuing near-term pressure on margins from merchandise markdowns.

PETCO currently expects a comparable store net sales increase of approximately 1.0% to 3.0% in the fourth quarter of 2005. This increase in comparable store net sales would come on top of the 5.1% increase achieved in the fourth quarter of 2004. The Company currently expects fourth-quarter earnings per diluted share in the range of $0.44 to $0.48. For the full fiscal year 2005, the Company expects a comparable store net sales increase of approximately 2.0% to 3.0% and pro forma earnings per diluted share in the range of $1.29 to $1.33. Pro forma earnings per diluted share for fiscal 2005 exclude the effect of the debt retirement costs incurred in the first quarter.

The Company intends to discuss its expectations for fiscal 2006 when it reports its results for the fourth quarter and full fiscal year 2005.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates more than 770 stores in 49 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $25 million in support of more than 3,000 non-profit grassroots animal welfare organizations around the nation.

Forward Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to comparable store net sales, expected earnings per share, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth and expansion strategies, and the ability to achieve operational efficiencies. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005. PETCO disclaims any intent or obligation to update these forward-looking statements.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 10/29/2005	Quarter Ended 10/30/2004	Quarter Ended 10/29/2005	Quarter Ended 10/30/2004
Net sales	$492,281	$455,469	$492,281	$455,469
Cost of sales and occupancy costs	336,638	294,269	336,638	294,269

Gross profit	155,643	161,200	155,643	161,200

Selling, general and administrative expenses	130,217	121,658	130,217	121,658

Operating income	25,426	39,542	25,426	39,542

Interest expense, net	3,618	4,891	3,618	4,891
Debt retirement costs	—	—	—	—

Earnings before income taxes	21,808	34,651	21,808	34,651

Income taxes	8,658	13,649	8,658	13,649

Net earnings	$13,150	$21,002	$13,150	$21,002

Net earnings per common share, basic	$0.23	$0.36	$0.23	$0.36
Net earnings per common share, diluted	$0.23	$0.36	$0.23	$0.36

Basic weighted average number of common shares	57,853	57,554	57,853	57,554
Diluted weighted average number of common shares	58,340	58,510	58,340	58,510

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	39 Weeks Ended 10/29/2005	39 Weeks Ended 10/30/2004	39 Weeks Ended 10/29/2005	39 Weeks Ended 10/30/2004
Net sales	$1,454,621	$1,319,832	$1,454,621	$1,319,832
Cost of sales and occupancy costs	976,923	860,885	976,923	860,885

Gross profit	477,698	458,947	477,698	458,947

Selling, general and administrative expenses	384,131	351,656	384,131	351,656

Operating income	93,567	107,291	93,567	107,291

Interest expense, net	10,823	14,748	10,823	14,748
Debt retirement costs	2,447	—	—	—

Earnings before income taxes	80,297	92,543	82,744	92,543

Income taxes	31,878	36,477	32,849	36,477

Net earnings	$48,419	$56,066	$49,895	$56,066

Net earnings per common share, basic	$0.84	$0.97	$0.86	$0.97
Net earnings per common share, diluted	$0.83	$0.96	$0.85	$0.96
Basic weighted average number of common shares	57,779	57,512	57,779	57,512
Diluted weighted average number of common shares	58,553	58,474	58,553	58,474

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below is provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	39 Weeks Ended 10/29/2005	39 Weeks Ended 10/30/2004
Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$48,419	$56,066
Adjustments:
Debt retirement costs	2,447	—
Tax effect of adjustments	(971)	—

Pro forma net earnings	$49,895	$56,066

GAAP net earnings per common share, diluted	$0.83	$0.96
Pro forma net earnings per common share, diluted	$0.85	$0.96

Diluted weighted average number of shares (GAAP and Pro forma)	58,553	58,474

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	October 29, 2005	January 29, 2005
ASSETS

Cash and cash equivalents	$24,360	$36,815
Receivables	19,114	17,875
Inventories	187,626	167,038
Other current assets	35,366	28,596

Total current assets	266,466	250,324

Fixed assets, net	379,856	333,300
Goodwill	39,931	40,179
Other assets	17,888	16,650

	$704,141	$640,453

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$97,191	$82,142
Accrued expenses and other current liabilities	148,458	141,044
Current portion of long-term debt	1,785	353

Total current liabilities	247,434	223,539

Senior credit facility	85,950	85,000
Senior subordinated notes payable	89,267	103,982
Deferred rent and other liabilities	91,780	90,637

Total liabilities	514,431	503,158

Stockholders’ equity	189,710	137,295

	$704,141	$640,453